Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jennifer Sniderman
717-534-7556	717-534-6275

HERSHEY ANNOUNCES SECOND-QUARTER RESULTS;
UPDATES OUTLOOK FOR 2016

•	Second-quarter net sales increased 3.7%, including the impact of acquisitions and foreign currency exchange rates:

•	Acquisitions a 0.5 point benefit

•	Unfavorable foreign currency exchange rates a 0.8 point headwind

•	Second-quarter earnings per share-diluted of $0.68 as reported and $0.85 adjusted

•	Outlook for 2016 net sales updated, adjusted earnings per share-diluted reaffirmed:

•	Full-year net sales expected to increase around 1%, including a net benefit from acquisitions and divestitures of about 0.5 points and unfavorable foreign currency exchange rates of about 1.0 point

•	Reported earnings per share-diluted expected to be in the $3.77 to $3.86 range

•	Adjusted earnings per share-diluted expected to increase 3% to 4%, including dilution from acquisitions of $0.05 to $0.06 per share, and be in the $4.24 to $4.28 range

•	Quarterly dividend declared on Common Stock and increased 6%

HERSHEY, Pa., July 28, 2016 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 3, 2016. Consolidated net sales were $1,637.7 million compared with $1,578.8 million for the second quarter of 2015. Reported net income for the second quarter of 2016 was $146.0 million or $0.68 per share-diluted, compared with a net loss of $99.9 million or $0.47 per share-diluted for the comparable period of 2015.

“Second-quarter operating results were better than our estimates as North America and International sales sequentially improved, as expected, versus last quarter,” said John P. Bilbrey, Chairman, President and Chief Executive Officer, The Hershey Company. “Performance partially benefited from the timing of select merchandising and program net sales that occurred in the second quarter that were initially expected to ship in the third quarter. Non-seasonal candy, mint and gum (CMG) category growth progressed in the second quarter; however, given the amount of activity in the marketplace, category growth was less than what we anticipated. We've yet to experience consistent broad-based marketplace gains that are reflective of the attractive CMG category and Hershey's competitive advantages. In the coming quarters we will begin to share the results of the work being performed that should benefit the company in the near and long term. Over the remainder of 2016, our CMG in-store merchandising, new products and consumer investment will be strong and should result in a sequential improvement in retail takeaway performance. Additionally, as we stated last quarter, the company continues to focus on its cost structure and estimates that full-year 2016 productivity and cost savings initiatives will be greater than our previous forecast, enabling the company to deliver on its adjusted earnings per share-diluted commitment. I’m also pleased that the Board of Directors approved a dividend increase of 6%. The company continues to generate steady free cash flow and has a strong balance sheet. This dividend increase reflects our confidence in Hershey's marketplace position and long-term growth potential.”

As described in the Note below, for the second quarter of 2016, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $32.9 million, or $0.17 per share-diluted. Reported gross margin of 45.6% represented a decline of 100 basis points versus the second quarter of 2015, while reported operating profit of $262.8 million increased $255.3 million versus the same period last year. For the second quarter of 2015, items impacting comparability totaled $281.9 million, or $1.25 per share-diluted. As described in the Note, adjusted net income, which excludes these items, was $182.6 million, or $0.85 per share-diluted, for the second quarter ended July 3, 2016, compared with $171.9 million, or $0.78 per share-diluted, for the same period of 2015.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Derivative Mark-to-Market Gains	$(39.9)	$—	$(0.11)	$—
Business Realignment Activities	62.1	28.8	0.25	0.09
Acquisition Integration Costs	1.5	2.3	—	0.01
Non-Service Related Pension Expense	9.2	1.0	0.03	—
Goodwill Impairment	—	249.8	—	1.13
Impact of excluding securities that are antidilutive when calculating GAAP EPS due to GAAP net loss	—	—	—	0.02
	$32.9	$281.9	$0.17	$1.25

For the first six months of 2016, consolidated net sales were $3,466.5 million compared with $3,516.6 million for the same period of 2015, a decrease of 1.4%. Reported net income for the first six month of 2016 was $375.8 million or $1.74 per share-diluted, compared with a $144.8 million or $0.65 per share-diluted for the comparable period of 2015. For the first six months of 2016 and 2015, these results, prepared in accordance with GAAP, included items impacting comparability of $60.7 million and $281.6 million, or $0.21 and $1.22 per share-diluted, respectively. Adjusted net income, which excludes these items, was $421.5 million, or $1.95 per share-diluted, for the first six months of 2016, compared with $415.4 million, or $1.87 per share-diluted, for the same period of 2015, an increase of 4.3% in adjusted earnings per share-diluted.
The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Six Months Ended		Six Months Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Derivative Mark-to-Market Gains	$(4.9)	$—	$(0.01)	$—
Business Realignment Activities	76.5	34.0	0.30	0.10
Acquisition Integration Costs	1.5	4.9	—	0.01
Non-Service Related Pension Expense	14.3	2.9	0.04	0.01
Settlement of Shanghai Golden Monkey ("SGM") Liability	(26.7)	—	(0.12)	—
Goodwill Impairment	—	249.8	—	1.13
Gain on Sale of Trademark	—	(10.0)	—	(0.03)
	$60.7	$281.6	$0.21	$1.22
In 2016, the company expects reported earnings per share-diluted of $3.77 to $3.86, including items impacting comparability of approximately $0.42 to $0.47 per share-diluted. This projection, prepared in accordance with GAAP, assumes business realignment charges of $0.44 to $0.47 per share-diluted, non-service related pension expense (NSRPE) of $0.07 to $0.08 per share-diluted, net acquisition integration costs of $0.03 to $0.04 per share-diluted and a favorable settlement of the Shanghai Golden Monkey liability of $0.12 per share-diluted.

Additionally, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.618 on the Common Stock and $0.562 on the Class B Common Stock, an increase of 6% on both classes of stock, or $0.035 and $0.032 per share, respectively.

Second-Quarter Performance
Consolidated net sales were $1,637.7 million in the second quarter of 2016, an increase of 3.7% versus the second quarter of 2015. Excluding the effect of foreign currency translation, a 0.8 point headwind, net sales increased 4.5% versus the year ago period. Volume was a 3.1 point contribution to sales growth and slightly greater than forecast due to the timing of shipments in North America. As expected, net price realization was 0.9 points favorable as direct trade and returns, discounts and allowances in the International and Other segment were less than last year. Acquisitions were a 0.5 point benefit in the second quarter.

Adjusted gross margin was 45.5% in the second quarter of 2016, compared to 46.7% in the second quarter of 2015. The 120 basis point decline was driven by higher commodity and other supply chain costs and unfavorable sales mix, partially offset by supply chain productivity and costs savings initiatives.

Total advertising and related consumer marketing expense increased about 5% versus the second quarter of 2015. For the full year, the combined investments of advertising and related consumer marketing expense, as well as direct trade in North America, are expected to increase, supporting new product launches and in-store merchandising and display activity. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing and the barkTHINS acquisition, declined about 2.6% in the quarter, driven by the previously mentioned increase in our annual productivity and cost savings target as well as the initiative announced in June of 2015. As a result, consolidated adjusted operating profit of $295.6 million in the second quarter of 2016 increased 2.1% versus the second quarter of 2015.

As expected, the second-quarter adjusted tax rate of 31.4% was lower than the prior year period of 35.3%, largely as a result of investment tax credits. However, due to timing differences, the corresponding book expense for a portion of the credit investments will not be recognized until the second half of the year. In the first half of 2016, the company repurchased $420 million of outstanding shares, resulting in diluted shares outstanding of 214.5 million at the end of the second quarter of 2016, compared to 219.6 million for the same period of 2015.

Outlook
“Over the remainder of the year we believe our mix of new products and in-store programming will bring the right level of excitement, variety and news to the category,” Bilbrey continued. “We’re particularly excited about the upcoming launch of Reese’s Pieces Peanut Butter Cups, Krave Meat Bars and a yet to be announced Snackfection item in the fourth quarter. We’ll also continue to rollout the Kit Kat Big Kat, Reese’s Snack Mix and Hershey’s Snack Bites products. Additionally, in the fall, our simple ingredients advertising campaign begins on Hershey’s Milk Chocolate Bars and Hershey’s Kisses Milk Chocolates manufactured with fresh milk from local Pennsylvania farms, cocoa beans sourced responsibly from West Africa, pure cane sugar and natural flavors. We’ll also have greater levels of in-store merchandising and displays as we leverage large promotional events such as the Summer Olympics and Reese’s NCAA Football College Game Day. In the second half of the year in China, distribution gains in smaller format stores will continue and a new advertising campaign on Hershey’s Milk Chocolate Bars and Hershey’s Kisses Milk Chocolates will begin,” Bilbrey concluded.

The company estimates that full-year 2016 net sales will increase around 1.0%, including a net benefit from acquisitions and divestitures of about 0.5 points and the impact of unfavorable foreign currency exchange rates of 1 point. Constant currency net sales growth of around 2.0% is less than the previous estimate of about 2.5% primarily due to our expectation of lower U.S. CMG category growth over the remainder of the year and macroeconomic challenges in China impacting purchasing behavior. The company expects gross margin to be slightly below last year due to unfavorable sales mix and higher commodity costs. Business productivity and cost savings programs are on track with our targets. As a result, the company expects adjusted earnings per share-diluted for 2016 to increase 3.0% to 4.0%, including barkTHINS dilution of $0.05 to $0.06 per share, and be in the $4.24 to $4.28 range.

Business Segment Results
The following are comments about segment performance for the second quarter of 2016 versus the year ago period. See the attached schedule of supplementary information for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,444.8 million in the second quarter of 2016, an increase of 3.2% versus the same period last year. Excluding the 0.3 point impact of unfavorable foreign exchange rates in Canada, North America net sales increased 3.5%. Volume was a 4.5 point contribution to sales growth, slightly greater than forecast due to timing of shipments. Net price realization was off 1.6 points, as anticipated, due to higher levels of direct trade supporting in-store merchandising and display and related promotional price points. The barkTHINS acquisition was a 0.6 point benefit in the second quarter of 2016.

Total Hershey U.S. retail takeaway1 for the 12 weeks ended July 9, 2016, in the expanded all outlet combined plus convenience store channels (xAOC+C-store) increased 0.5%, with market share off 0.1 points. For the 12 weeks ended July 9, 2016, Hershey’s U.S. CMG market share was 30.8%, a decline of 0.7 points versus the same period last year.

North America segment income declined 7.6% to $425.7 million in the second quarter of 2016, compared to $460.7 million in the second quarter of 2015. The decline in segment income was driven by lower gross margin due to higher levels of direct trade, unfavorable sales mix, increased commodity costs and a 10.6% increase in advertising and related consumer marketing expense.
1Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items

International and Other
Second-quarter net sales for Hershey’s International and Other segment increased 7.6% to $192.8 million. Net price realization was a 20.3 point benefit as direct trade and returns, discounts and allowances in China were less than the same period last year. Volume was off 7.2 points due to the previously stated discontinuance of edible oil products in India and declines in China that were in line with estimates. Unfavorable foreign currency exchange rates were a 5.5 point headwind. Combined second-quarter constant currency net sales in Mexico and Brazil increased nearly 13% driven by solid Hershey's marketplace performance. As expected, China gross sales declined in line with expectations due to the challenging macroeconomic and competitive environment. China chocolate category retail sales sequentially improved in the second quarter versus the trends in the first quarter and second half of last year.

International and Other segment loss of $3.5 million compares to segment loss of $44.5 million in the second quarter of 2015. Combined income in Latin America and export markets improved versus the prior year and performance in China benefited from lower direct trade as well as returns, discounts and allowances which were lower than the prior year.

Unallocated Corporate Expense
Hershey's unallocated adjusted corporate expense in the second quarter of 2016 was $126.6 million, a decline of $0.2 million versus last year. Savings from the previously mentioned productivity and cost savings initiatives were partially offset by the timing of employee-related costs and other corporate fees.

Live Webcast
At 8:00 a.m. ET today, Hershey will host a conference call to elaborate on second-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, goodwill impairment charges, acquisition integration costs, settlement of the SGM liability, the gain realized on the sale of a trademark, NSRPE and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Six Months Ended
In thousands except per share data	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Reported gross profit	$747,398	$735,408	$1,564,774	$1,636,251
Derivative mark-to-market gains	(39,886)	—	(4,940)	—
Business realignment activities	33,965	1,328	33,478	2,676
Acquisition integration costs	—	174	—	308
NSRPE	3,271	498	6,512	1,259
Non-GAAP gross profit	$744,748	$737,408	$1,599,824	$1,640,494

Reported operating profit	$262,762	$7,500	$602,271	$391,666
Derivative mark-to-market gains	(39,886)	—	(4,940)	—
Business realignment activities	62,095	28,825	76,525	33,965
Acquisition integration costs	1,462	2,321	1,462	4,894
NSRPE	9,205	931	14,306	2,927
Goodwill impairment	—	249,811	—	249,811
Non-GAAP operating profit	$295,638	$289,388	$689,624	$683,263

Reported provision for income taxes	$87,340	$83,805	$197,237	$213,872
Derivative mark-to-market gains*	(15,117)	—	(1,872)	—
Business realignment activities*	7,295	8,819	10,833	11,898
Acquisition integration costs*	554	801	554	1,632
NSRPE*	3,515	382	5,468	1,164
Gain on sale of trademark*	—	—	—	(3,662)
Non-GAAP provision for income taxes	$83,587	$93,807	$212,220	$224,904

Reported net income	$145,956	$(99,941)	$375,788	$144,796
Derivative mark-to-market gains	(24,769)	—	(3,068)	—
Business realignment activities	54,827	20,006	65,687	22,067
Acquisition integration costs	908	1,520	908	3,262
NSRPE	5,690	548	8,838	1,762
Settlement of SGM liability	—	—	(26,650)	—
Goodwill impairment	—	249,811	—	249,811
Gain on sale of trademark	—	—	—	(6,288)
Non-GAAP net income	$182,612	$171,944	$421,503	$415,410

Reported EPS - Diluted	$0.68	$(0.47)	$1.74	$0.65
Derivative mark-to-market gains	(0.11)	—	(0.01)	—
Business realignment activities	0.25	0.09	0.30	0.10
Acquisition integration costs	—	0.01	—	0.01
NSRPE	0.03	—	0.04	0.01
Settlement of SGM liability	—	—	(0.12)	—
Goodwill impairment	—	1.13	—	1.13
Impact of excluding securities that are antidilutive when calculating GAAP EPS due to GAAP net loss	—	0.02	—	—
Gain on sale of trademark	—	—	—	(0.03)
Non-GAAP EPS - Diluted	$0.85	$0.78	$1.95	$1.87
* The tax impact is determined by multiplying each pre-tax reconciling adjustment by the applicable statutory income tax rates, taking into the consideration the impact of valuation allowances, as applicable.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended			Six Months Ended
	July 3, 2016	July 5, 2015		July 3, 2016	July 5, 2015
As reported gross margin	45.6%	46.6%		45.1%	46.5%
Non-GAAP gross margin (1)	45.5%	46.7%		46.2%	46.6%

As reported operating profit margin	16.0%	0.5%		17.4%	11.1%
Non-GAAP operating profit margin (2)	18.1%	18.3%		19.9%	19.4%

As reported effective tax rate	37.4%	(519.4)%	(3)	34.4%	59.6%
Non-GAAP effective tax rate (4)	31.4%	35.3%		33.5%	35.1%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)	Negative effective tax rate due to pre-tax operating loss.

(4)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended July 3, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(3.5)%	(4.6)%	1.1%
Total North America segment	3.2%	(0.3)%	3.5%

International and Other segment
Mexico	(8.4)%	(16.3)%	7.9%
Brazil	12.7%	(13.8)%	26.5%
India	(34.1)%	(3.6)%	(30.5)%
Greater China	NM	(4.1)%	NM
Total International and Other segment	7.6%	(5.5)%	13.1%

Total Company	3.7%	(0.8)%	4.5%
NM - not meaningful

	Six Months Ended July 3, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(5.4)%	(6.9)%	1.5%
Total North America segment	(0.9)%	(0.3)%	(0.6)%

International and Other segment
Mexico	(11.4)%	(17.3)%	5.9%
Brazil	(3.4)%	(22.4)%	19.0%
India	(36.4)%	(4.4)%	(32.0)%
Greater China	17.2%	(4.9)%	22.1%
Total International and Other segment	(5.3)%	(6.5)%	1.2%

Total Company	(1.4)%	(1.0)%	(0.4)%
We also present the percentage change in projected 2016 net sales on a constant currency basis.  To determine this, projected 2016 net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's average monthly exchange rates in effect during the corresponding period of the prior fiscal year, and are compared to the 2015 results translated into U.S. dollars using the same 2015 average monthly exchange rates.

Below is a reconciliation of full-year 2015 and projected 2016 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2015	2016 (Projected)
Reported EPS - Diluted	$2.32	$3.77 – $3.86
Business Realignment Activities	0.36	0.44 – 0.47
Acquisition Integration Costs	0.05	0.03 – 0.04
NSRPE	0.05	0.07 – 0.08
Settlement of SGM liability	—	(0.12)
Goodwill Impairment	1.28	– –
Loss on Early Extinguishment of Debt	0.09	– –
Gain on Sale of Trademark	(0.03)	–
Adjusted EPS - Diluted	$4.12	$4.24 – $4.28
Our 2016 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in our segment results until the related inventory is sold, under our revised accounting policy for commodity derivatives.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market (Gains) Losses on Commodity Derivatives: Commensurate with our discontinuance of hedge accounting treatment for commodity derivatives, we are adjusting the mark-to-market (gains) losses on such commodity derivatives, until such time as the related inventory is sold. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that reflects the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the second quarter of 2016, we commenced a program to optimize our production and supply chain network, which will result in select facility consolidations. The program encompasses the continued transition of our China chocolate and SGM operations into a united Golden Hershey platform, including the integration of the China sales force, which began in the first quarter, as well as the consolidation of production within certain facilities in China and North America. Business realignment charges incurred in the three- and six-month periods of 2016 relate primarily to non-cash accelerated depreciation expense, severance expense, and other third-party advisory costs relating to this program, in addition to pension settlement charges driven by individuals who departed under the 2015 productivity initiative receiving lump-sum pension distributions. Business realignment charges incurred in the three- and six-month periods of 2015 primarily represent employee severance and related separation benefits as well as incremental third-party costs related to the design and implementation of the new organizational structure.

Acquisition Integration Costs: We have incurred costs related to the integration of the 2016 acquisition of Ripple Brand Collective, LLC as we incorporate this business into our operating practices and information systems. During 2015, we incurred costs related to the 2014 acquisitions of SGM and Allan Candy and the 2015 acquisition of Krave.

Non-Service Related Pension Expense: Non-service related pension expense (NSRPE) includes interest costs, the expected return on pension plan assets, the amortization of actuarial gains and losses, and certain curtailment and settlement losses or credits. The NSRPE can fluctuate from year-to-year as a result of changes in market interest rates and market returns on pension plan assets. We believe that the service cost component of our total pension benefit costs closely reflects the operating costs of our business and provides for a better comparison of our operating results from year-to-year. Therefore, we exclude the NSRPE from our internal performance measures. Our most significant defined benefit pension plans were closed to most new participants in 2007, resulting in ongoing service costs that are stable and predictable. The NSRPE for the three- and six-month periods ended July 3, 2016 included $4.3 million in settlement charges.

Settlement of SGM Liability: In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Goodwill Impairment: As disclosed in 2015, we recorded a non-cash impairment charge representing a write-down of all of the goodwill related to the SGM reporting unit.

Gain on Sale of Trademark: During the first quarter of 2015, we recorded a gain related to the sale of a non-core trademark.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2015. All information in this press release is as of July 28, 2016. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 3, 2016 and July 5, 2015
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2016	2015	2016	2015

Net sales			$1,637,671	$1,578,825	$3,466,483	$3,516,625

Costs and expenses:
Cost of sales			890,273	843,417	1,901,709	1,880,374
Selling, marketing and administrative			462,531	455,545	934,265	969,555
Goodwill impairment			—	249,811	—	249,811
Business realignment charges			22,105	22,552	28,238	25,219

Total costs and expenses			1,374,909	1,571,325	2,864,212	3,124,959

Operating profit			262,762	7,500	602,271	391,666
Interest expense, net			21,338	18,877	42,343	38,079
Other (income) expense, net			8,128	4,759	(13,097)	(5,081)

Income (loss) before income taxes			233,296	(16,136)	573,025	358,668
Provision for income taxes			87,340	83,805	197,237	213,872

Net income (loss)			$145,956	$(99,941)	$375,788	$144,796

Net income (loss) per share	- Basic	- Common	$0.70	$(0.47)	$1.79	$0.67
	- Diluted	- Common	$0.68	$(0.47)	$1.74	$0.65
	- Basic	- Class B	$0.64	$(0.42)	$1.64	$0.62

Shares outstanding	- Basic	- Common	152,774	158,993	154,283	159,520
	- Diluted	- Common	214,504	219,613	216,054	221,935
	- Basic	- Class B	60,620	60,620	60,620	60,620

Key margins:
Gross margin			45.6%	46.6%	45.1%	46.5%
Operating profit margin			16.0%	0.5%	17.4%	11.1%
Net margin			8.9%	(6.3)%	10.8%	4.1%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 3, 2016 and July 5, 2015
(unaudited) (in thousands of dollars)

	Second Quarter			Six Months
	2016	2015	% Change	2016	2015	% Change
Net sales:
North America	$1,444,841	$1,399,574	3.2%	$3,078,312	$3,106,569	(0.9)%
International and Other	192,830	179,251	7.6%	388,171	410,056	(5.3)%
Total	$1,637,671	$1,578,825	3.7%	$3,466,483	$3,516,625	(1.4)%

Segment income (loss):
North America	$425,723	$460,667	(7.6)%	$955,113	$1,014,973	(5.9)%
International and Other	(3,462)	(44,485)	92.2%	(16,695)	(66,244)	(74.8)%
Total segment income	422,261	416,182	1.5%	938,418	948,729	(1.1)%
Unallocated corporate expense (1)	126,623	126,794	(0.1)%	248,794	265,466	(6.3)%
Mark-to-market adjustment for commodity derivatives (2)	(39,886)	—	NM	(4,940)	—	NM
Goodwill impairment	—	249,811	NM	—	249,811	NM
Charges associated with business realignment initiatives	62,095	28,825	115.4%	76,525	33,965	125.3%
Non-service related pension	9,205	931	888.7%	14,306	2,927	388.8%
Acquisition integration costs	1,462	2,321	(37.0)%	1,462	4,894	(70.1)%
Operating profit	262,762	7,500	3,403.5%	602,271	391,666	53.8%
Interest expense, net	21,338	18,877	13.0%	42,343	38,079	11.2%
Other (income) expense, net	8,128	4,759	70.8%	(13,097)	(5,081)	157.8%
Income (loss) before income taxes	$233,296	$(16,136)	1,545.8%	$573,025	$358,668	59.8%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Includes gains and losses on commodity derivative instruments which have been excluded from segment income until the related inventory is sold.
NM - not meaningful

	Second Quarter		Six Months
	2016	2015	2016	2015
Segment income as a percent of net sales:
North America	29.5%	32.9%	31.0%	32.7%
International and Other	(1.8)%	(24.8)%	(4.3)%	(16.2)%

The Hershey Company
Consolidated Balance Sheets
as of July 3, 2016 and December 31, 2015
(in thousands of dollars)

Assets	2016	2015
	(unaudited)
Cash and cash equivalents	$250,185	$346,529
Accounts receivable - trade, net	483,545	599,073
Inventories	871,285	750,970
Prepaid expenses and other	202,584	152,026

Total current assets	1,807,599	1,848,598

Property, plant and equipment, net	2,198,615	2,240,460
Goodwill	818,380	684,252
Other intangibles	521,233	379,305
Other assets	157,213	155,366
Deferred income taxes	64,344	36,390

Total assets	$5,567,384	$5,344,371

Liabilities and Stockholders' Equity

Accounts payable	$455,225	$474,266
Accrued liabilities	718,921	856,967
Accrued income taxes	102	23,243
Short-term debt	997,120	363,513
Current portion of long-term debt	500,078	499,923

Total current liabilities	2,671,446	2,217,912

Long-term debt	1,571,179	1,557,091
Other long-term liabilities	496,110	468,718
Deferred income taxes	53,988	53,188

Total liabilities	4,792,723	4,296,909

Total stockholders' equity	774,661	1,047,462

Total liabilities and stockholders' equity	$5,567,384	$5,344,371